UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 30, 2026

ALPHA MODUS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-40775	86-3386030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20311 Chartwell Center Dr., #1469

Cornelius, NC 28031

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (704) 252-5050

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	AMOD	The Nasdaq Stock Market, LLC
Redeemable Warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50	AMODW	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

As disclosed in the Current Report on Form 8-K filed on August 27, 2026, by Alpha Modus Holdings, Inc. (the “Company”), on August 26, 2026, the Company entered into a securities purchase agreement (the “SPA”) with the non-U.S. investors named therein (the “Investors”), pursuant to which the Company agreed to issue and sell to the Investors, and the Investors agreed to purchase from the Company, an aggregate of (i) 51,621,560 shares of Class A Common Stock (the “Shares”), and (ii) warrants to purchase an additional 51,621,560 shares for a $4.36/share exercise price (the “Warrants”), for an aggregate purchase price consisting of 3,170 bitcoin (such transaction the “PIPE Transaction”).

On September 30, 2026, the Company closed the PIPE Transaction, issuing the Shares and the Warrants to the Investors, and the Investors delivered 3,170 bitcoin to the custody and control of a newly-formed, wholly-owned subsidiary of the Company, AMOD Tech Pte. Ltd., a Singapore private company limited by shares. As a result of closing the PIPE Transaction, the Company’s subsidiary now owns 3,170 bitcoin having a value in excess of $250 million based on a reference price of approximately $83,612.20 per bitcoin on September 30, 2026.

Item 8.01. Other Events.

As disclosed in the Current Report on Form 8-K filed on April 10, 2026, by the Company, on April 6, 2026, the Company received a written notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market (“Nasdaq”) indicating that the Company no longer met the $500,000 minimum net income standard, the alternative minimum market value of listed securities of $35 million, or the alternative stockholders’ equity of at least $2.5 million required by Nasdaq’s listing rules. Under Nasdaq’s listing rules, the Company had 45 days to submit a plan to regain compliance, and if the plan was accepted, Nasdaq could grant an extension of up to 180 calendar days from the date of the Notice to regain compliance. The Company submitted its plan to regain compliance and was granted an extension to regain compliance.

As a result of closing the PIPE Transaction described in Item 2.01 above, which description is incorporated by reference into this Item 8.01, the Company believes that it now currently has stockholders’ equity well in excess of $200 million, and the Company has therefore regained compliance with Nasdaq’s continued listing rules, specifically the minimum stockholders’ equity requirement of $2.5 million under Nasdaq Listing Rule 5550(b)(1).

Nasdaq has indicated to the Company that Nasdaq will continue to monitor the Company’s ongoing compliance with Nasdaq’s stockholders’ equity requirement, and, if at the time of the Company’s next periodic report the Company does not evidence compliance, that it may be subject to delisting. If the Company’s common stock ultimately were to be delisted for any reason, it could negatively impact the Company by (i) reducing the liquidity and market price of the Company’s common stock; (ii) reducing the number of investors willing to hold or acquire the Company’s common stock, which could negatively impact the Company’s ability to raise equity financing; (iii) limiting the Company’s ability to use a registration statement to offer and sell freely tradable securities, thereby preventing the Company from accessing the public capital markets; and (iv) impairing the Company’s ability to provide equity incentives to its employees.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHA MODUS HOLDINGS, INC.

Date: October 1, 2026	By:	/s/ William Alessi
	Name:	William Alessi
	Title:	President and Chief Executive Officer